For Immediate Release
                    Date: October 22, 2003

                    Contact: Ellie King, Assistant Secretary
                             630 Godwin Avenue
                             Midland Park, NJ 07432
                             201 - 444-7100
                             3 pages total

                                  PRESS RELEASE

                   Stewardship Financial Corporation Announces
                 Quarterly Earnings for the Third Quarter, 2003

Midland Park, NJ - October 22, 2003 - Stewardship Financial Corporation (OTC:SSFN.OB), parent of Atlantic Stewardship Bank, announced today net income for the nine (9) months ended September 30, 2003, of $2.6 million, or $0.83 basic earnings per share, an increase of 12.3% and 9.2% in net income and basic earnings per share respectively, as compared to net income of $2.3 million, or $0.76 per share, for the same nine (9) month period in 2002. Diluted earnings per share were $0.82 for the nine (9) months ended September 30, 2003, an increase of 9.3% over the diluted earnings per share of $0.75 for the nine (9) months ended September 30, 2002.

For the three (3) months ended September 30, 2003, Stewardship Financial Corporation reported net income of $895,000 or $0.28 basic earnings per share, an increase of 7.1% and 3.7% respectively, as compared to net income of $836,000, or $0.27 basic earnings per share, for the same three (3) month period in 2002. Diluted earnings per share were $0.28 for the three (3) months ended September 30, 2003, an increase of 3.7% over the diluted earnings per share of $0.27 for the three (3) months ended September 30, 2002.

Earnings per share data has been restated to reflect a 5% stock dividend payable November 15, 2003 and a 3 for 2 stock split paid July, 2003.

President and CEO, Paul Van Ostenbridge, stated, "We are pleased to report strong activity in every department of our Loan Division. The current interest rate environment, combined with the personal service offered by our lenders, has proven beneficial to businesses and consumers."

On September 17, 2003, the Corporation, through a newly formed, wholly-owned subsidiary, Stewardship Statutory Trust I, a Connecticut statutory business trust, completed a private issuance of $7.0 million in trust-preferred securities as part of a pooled re-securitization transaction with several other financial institutions. The trust-preferred securities bear a fixed rate of interest of 6.75% for five years, converting to a floating rate of interest of 2.95% over the three month LIBOR. The Corporation completed a capital contribution of $3.0 million to Atlantic Stewardship Bank to be used to support the Bank's growth strategies.

Stewardship Financial Corporation's total assets reached $375.4 million at September 30, 2003, compared to $321.7 million at September 30, 2002, resulting in growth of 16.7%. Total deposits were $336.1 million at September 30, 2003, compared to $295.5 million a year ago, resulting in growth of 13.8%. Total stockholders' equity increased 13.2% to $26.1 million at September 30, 2003, compared to $23.1 million a year ago.

Stewardship Financial Corporation's subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Pequannock, Ridgewood, Waldwick, Wayne Hills and Wayne Valley, New Jersey. A new branch will be opening at 400 Hamburg Turnpike, Wayne, New Jersey, on November 22, 2003, with a three-lane drive-in and an ATM. This is the bank's third Wayne office. The bank is known for tithing ten percent of its pre-tax profits to Christian and local charities.

                        Stewardship Financial Corporation
                              Financial Highlights
                                   (unaudited)
                      (In thousands, except per share data)


                                               Nine Months Ended               Three Months Ended
                                                  September 30,                   September 30,

                                               2003         2002               2003          2002
                                          -----------------------------------------------------------
Selected Operating Data:
Total interest income                     $   13,941    $    13,207         $    4,705    $    4,567
Total interest expense                         3,425          3,948              1,070         1,324
                                          -----------------------------------------------------------
Net interest income before provision
     for loan loss                            10,516          9,259              3,635         3,243
Provision for loan loss                          315            100                 90            30
                                          -----------------------------------------------------------
Net interest income after provision
     for loan loss                            10,201          9,159              3,545         3,213
Noninterest income                             2,251          1,662                777           533
Noninterest expense                            8,423          7,279              2,935         2,456
                                          -----------------------------------------------------------
Income before income tax expense               4,029          3,542              1,387         1,290
Income tax expense                             1,419          1,217                492           454
                                          -----------------------------------------------------------
Net income                                $    2,610    $     2,325         $      895    $      836
                                          ===========================================================

Basic earnings per share                      $ 0.83         $ 0.76             $ 0.28        $ 0.27
Diluted earnings per share                    $ 0.82         $ 0.75             $ 0.28        $ 0.27



                                                     At September 30,
                                                 2003               2002
                                                 ----               ----
Selected Financial Data:
Total assets                                 $375,433            $321,665
Total loans                                   252,487             203,854
Allowance for loan losses                       2,791               2,693
Total deposits                                336,109             295,455
Stockholders' equity                           26,104              23,058


                                          At or for the nine month period ended
                                                      September 30,
                                                 2003               2002
                                                 ----               ----
Selected Financial Ratios:
Annualized return on average assets (ROA)        1.00%               1.06%
Annualized return on average equity (ROE)       13.87%              14.23%
Tier 1 capital to total assets                   8.82%               7.17%
                                                $8.28               $7.44

     All share data has been restated to include the effect of a 3 for 2 stock split paid
     July 1, 2003 and a 5% stock dividend payable November 15, 2003.